Exhibit 99.1

INVESTOR NEWS

Scranton, Pennsylvania

December 13, 2006

For Immediate Release

CPG and Procell Decking Systems Join Forces

CPG International Inc. (CPG), a leading building products company, has signed a definitive agreement to acquire Procell Decking Systems (Procell) located in Foley, Alabama. Procell is a privately held manufacturer that has developed the next generation product in the synthetic decking market leveraging solid-core, cellular PVC technology. This technology is similar to that of AZEK® Trimboards, creating a solid yet light-weight decking product. Procell decking products are resistant to staining, scratching, mold, and have superior color retention. Over time, Procell operations will be combined with AZEK Building Products Inc. (AZEK), CPG’s wholly-owned subsidiary focused on low-maintenance products for residential building exteriors.

“This acquisition allows us to take an important step in growing AZEK to represent the leading premium brands of low maintenance, long–life, exterior building products. Our goal is to have AZEK develop the brands of choice for exterior trim, moldings, millwork, and now decking. The demand for low maintenance, durable building products continues to grow rapidly and AZEK will be the vehicle for us to grow in these markets as well as other exterior building product categories as we continue to introduce new premium products,” said John R. Loyack, President of CPG.

“The combination of AZEK’s brands and sales team led by Ralph Bruno, AZEK President, with the people and technology of Procell is a critical component of our long-term growth plans for the residential exterior building products business,” said Loyack.

Why Procell and CPG together? – Several reasons:

•              Much like AZEK Trimboards, installers of Procell are their biggest advocates. Procell is a product that breaks through the clutter of the synthetic decking market with a new technology and the ability to create a new category. The combination of Procell’s people and product with AZEK’s sales team and branding capabilities makes this combination highly synergistic;

•              Procell utilizes similar cellular PVC technology as AZEK products. The combination of the two companies manufacturing and technology expertise and scale will be powerful;

•              This combination reinforces AZEK’s goal to become the company and the brand of choice for premium low maintenance exterior building products category.

CPG will pay an enterprise value of $54 million for 100% of the outstanding stock of Procell that could be increased if certain financial targets are met during 2007. The purchase price will be funded through the issuance of debt and equity and is scheduled to close in January 2007 subject to Hart-Scott Rodino approval and completion of CPG’s financing plan.

“We expect this transaction to improve earnings and cash flow,” said Scott Harrison, Executive Vice President and Chief Financial Officer. “This is an important next step in continuing to build a high growth company with a secure financial foundation.”

CPG management will hold a conference call at a previously scheduled investor meeting in New York on Thursday, December 14, 2006 at 9:00 AM eastern. To access the conference call, please dial (866)-315-3365. The conference ID code is 4499057.

About CPG International

Headquartered in Scranton, Pennsylvania, CPG International is a manufacturer of market-leading brands of highly engineered building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications. The Company’s products are marketed under several brands including AZEK® Trimboards, Santana Products, Comtec Industries, Capitol, EverTuff™, TuffTec™, Hiny Hider® and Celtec®, as well as many other branded products. For additional information on CPG please visit our web site at WWW.CPGINT.COM.